Exhibit 10.1

OFFER LETTER

March 21, 2024

John Hanna

209 Chapman Drive

Corte Madera, CA 94925

Dear John:

I am pleased to offer you a position with CareDx, Inc. (the “Company”) as President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). You shall have such duties, responsibilities and authorities as are commensurate with the position of President and Chief Executive Officer. Your start date will be April 15, 2024 or another mutually agreeable date. This position is a full-time, exempt position, based in our headquarters in Brisbane, California. Simultaneous with the Board’s approval to appoint you as President and Chief Executive Officer, you will be appointed to the Board of directors.

Effective upon commencement of your full-time employment at the Company, you will receive an annualized starting salary of $675,000.00, paid on a semi-monthly basis on our regular paydays. Your salary may be increased from time to time in accordance with the recommendations of the Compensation Committee of the Board. Deductions required by law or authorized by you will be taken from each paycheck.

Additionally, you will be eligible to participate in our variable performance bonus plan beginning in 2024, with a current annual target of 100% of your base salary and the target bonus for 2024 will be prorated based on the number of days that you worked for the Company in 2024. Your annual target may be increased from time to time in accordance with the recommendations of the Compensation Committee of the Board. You must be employed at the time of payout, except as otherwise provided in the Change of Control and Severance Agreement between you and the Company dated as of March 21, 2024 (the “Change in Control and Severance Agreement”) and the amount is subject to deductions required by law or authorized by you.

As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as described in the Company’s Benefit Brochure. You should note that the Company may modify, at its sole discretion, job titles, salaries, holidays, vacation and any other benefits from time to time as it deems necessary.

The Company shall pay directly for (or reimburse) you for all reasonable and necessary out-of-pocket expenses incurred by you in the performance of your duties and responsibilities hereunder, subject to the Company’s normal policies for expense verification and documentation.

As a material inducement to you executing this letter and your commencement of employment with the Company, you will be granted the following equity awards effective upon your start date:

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$4 million in stock options, whereby the number of stock options subject to the award will be calculated using the Black-Scholes option pricing model on the date preceding the public announcement of your hire, and the exercise price of the stock options shall be the closing price of the Company’s common stock, as reported on The Nasdaq Stock Market LLC (“Nasdaq”), on the date of grant. This option shall vest, subject to your continued employment with the Company, except as otherwise provided in the Change in Control and Severance Agreement, as to one-fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the Compensation & Human Capital Committee of the Board; and

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$4 million in restricted stock units based the closing price of the Company’s common stock, as reported on Nasdaq, on the date preceding the public announcement of your hire. 25% of the Restricted Stock Units will vest on the one year anniversary of your start date and 25% of the Restricted Stock Units will vest each year thereafter on the same date as your start date, subject to your continued employment with the Company on each such vesting date, except as otherwise provided in the Change in Control and Severance Agreement.

The equity awards described above shall be awarded outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4) and shall be subject to you entering into customary equity award agreements and associated documentation with respect to such awards.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In the event of certain terminations, you will be eligible to receive benefits pursuant to the Change of Control and Severance Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment is also subject to successful verification of your professional references and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check which has already been satisfactorily completed.

As a condition to your employment with the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which will be provided to you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved with during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company without prior approval of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.

This letter, along with the CareDx At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and the Change of Control and Severance Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. To accept this offer, you may sign, date and email this letter to Christine Cournoyer, Chairperson of the Compensation and Human Capital Committee at chris.m.cournoyer@gmail.com. This offer will expire on March 24, 2024.

We look forward to working with you at CareDx, Inc.

Sincerely,

CareDx, Inc.

/s/ Christine Cournoyer
Christine Cournoyer
Chairperson of the Compensation and Human Capital
Committee

ACCEPTED AND AGREED TO this 24th day of March, 2024.

/s/ John Hanna
John Hanna